Exhibit 99.(n)(ii)

EQUITRUST SERIES FUND, INC.

Amended and Restated Multiple Class Plan
Adopted Pursuant to Rule 18f-3

WHEREAS, EquiTrust Series Fund, Inc., a Maryland corporation (the “Fund”) engages in business as an open-ended management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Fund is authorized to and does issue shares of common stock in separate series, with the shares representing interests in separate portfolios of securities and other assets (the Fund’s series together with all other such series subsequently established by the Fund being referred to herein individually as a “Series” and collectively as the “Series”);

WHEREAS, the Fund is authorized to and has divided the shares of each Series into three classes, designated as Class A Shares, Class B Shares and Institutional Shares;

WHEREAS, the Board of the Fund as a whole, and the Directors, as applicable, who are not interested persons of the Fund (as defined in the Act)(the “Non-Interested Directors”), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the “Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually, and each Series and the Fund as a whole; and

NOW, THEREFORE, each Fund hereby adopts this Plan as amended and restated, effective December 1, 2005, in accordance with Rule 18f-3 under the Act;

1.                                       CLASS DIFFERENCES.  Each class of shares of a Series shall represent interests in the same portfolio of investments of that Series and, except as otherwise set forth in this Plan, shall differ solely with respect to:  (i) distribution, administrative services, and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of each Series, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus” and “SAI”); and (iv) the designation of each class of shares.

2.                                       DISTRIBUTION AND SERVICE ARRANGEMENTS.  Class A Shares, Class B Shares and Institutional Shares of the Fund shall differ in the manner in which such shares are distributed and in the services provided to shareholders of each such class as follows:

a)                                      Class A Shares:

(i)                                     Class A Shares shall be sold at net asset value with a front-end sales charge not to exceed 5.75% of average daily net assets of the Fund’s equity Series and 3.75% of the average daily net assets of the Fund’s bond and money market Series, in each case allocable to Class A Shares.  The Distributor may compensate Firms for sales of Class A Shares at a commission rate up to 5.75% for the Fund’s equity Series and 3.75% for the Fund’s bond and money market Series.

(ii)                                  Class A Shares shall be subject to an administrative services fee (“Service Fees”) pursuant to an Administrative Services Agreement not to exceed 0.25 of 1% of average daily net assets of the Series allocable to Class A Shares and payable to EquiTrust Marketing Services, LLC (the “Distributor”), which, as set forth in the Prospectus, SAI and Administrative Services Agreement, may be used by the Distributor to compensate certain financial services firms, such as broker-dealer or other financial services firms (the “Firms”), for providing services and facilities for their clients who are Shareholders of the Fund.  The Distributor may pay each such firm an amount at an annual rate not to exceed 0.25 of 1% on assets attributable to the Firm that have been maintained and serviced in Fund accounts.

(iii)                               Class A Shares shall be subject to an annual distribution fee (“Distribution Fee”) pursuant to the 12b-1 Plan not to exceed 0.25 of 1% of average daily net assets of the Series allocable to Class A Shares.

(iv)                              Class A Shares shall not be subject to a contingent deferred sales charge (“CDSC”).

b)                                     Class B Shares:

(i)                                     Class B Shares shall be sold at net asset value without a front-end sales charge.

(ii)                                  Class B Shares shall be subject to an administrative services fee (“Service Fees”) pursuant to an Administrative Services Agreement not to exceed 0.25 of 1% of average daily net assets of the Series allocable to Class B Shares and payable to the Distributor, which, as set forth in the Prospectus, SAI and Administrative Services Agreement, may be used by the Distributor to compensate certain financial services firms, such as broker-dealer or other financial services firms (the “Firms”), for providing services and facilities for their clients who are shareholders of the Fund.  The Distributor may pay each such firm an amount at an annual rate not to exceed 0.15 of 1% on assets attributable to the Firm that have been maintained and serviced in Fund accounts.

(iii)                               Class B Shares shall be subject to an annual distribution fee (“Distribution Fee”) pursuant to the 12b-1 Plan not to exceed 0.50 of 1% of average daily net assets of the Series allocable to Class B Shares.  The Distributor compensates Firms for sales of Class B Shares at a commission rate up to 4% and the Distributor receives any contingent deferred sales charges.

(iv)                              Class B Shares redeemed within six years of purchase shall be subject to a CDSC in accordance with the following schedule:

Year of Redemption	Contingent Deferred
After Purchase	Sales Charge
First	5%
Second	4%
Third	4%
Fourth	3%
Fifth	2%
Sixth	1%
Seventh and following	0%

(v)                                 After a shareholder’s Class B Shares have been held for six years, they will be automatically convert on a monthly basis at the beginning of the month to Class A Shares of the same Series at the relative net asset values of the two classes and the front-end sales charge associated with a purchase of Class A Shares will be waived.  Class B Shares issued upon reinvestment of dividends and capital gains distributions will be converted to Class A Shares on a pro-rata basis with the Class B Shares.

c)                                      Institutional Shares:

(i)                                     Institutional Shares shall be sold at net asset value without a front-end sales charge.

(ii)                                  Institutional Shares shall not be subject to Services Fees; and

(iii)                               Institutional Shares shall not be subject to a Distribution Fee.

(iv)                              Institutional Shares shall not be subject to a CDSC.

3.                                       ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES.

a)                                      Investment Income, and Realized and Unrealized Gains and Losses.  The daily investment income, and realized and unrealized gains and losses, of a Series will be allocated to each class of shares based upon each class’ relative percentage of the total value of shares of the Series outstanding at the beginning of the day, after such net assets are adjusted for the prior day’s capital share transactions.

b)                                     Series Level Expenses.  Expenses that are attributable to a Series, but not to a particular class thereof (“Series Level Expenses”), will be allocated to each class of shares based upon each class’ relative percentage of the total value of shares of the Series outstanding at the beginning of the day, after such net assets are adjusted for the prior day’s capital shares transactions.  Series Level Expenses include fees for services that are received equally by the classes under the same fee arrangement.  All expenses attributable to a Series that are not “class level expenses” (as defined below) shall be Series Level Expenses.

c)                                      Class Level Expenses.  Expenses that are directly attributable to a particular class of shares, including the expenses relating to the distribution of a class’ shares, or to services provided to the shareholders of a class, as set forth in Section 2 of this Plan, will be incurred by that class of shares.  Class Level Expenses include expenses for services that are unique to a class of shares in either form or amount.  Class Level Expenses shall include, but not be limited to, Service Fees, 12b-1 Distribution Fees, expenses associated with the addition of share classes to the Fund (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares), expenses of administrative personnel and services required to support the shareholders of a specific class, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to shareholders, and beneficial owners of a specific class, litigation or other legal expenses relating to a specific class of shares, directors’ fees or expenses incurred as a result of issues relating to a specific class of shares, share registration expenses incurred by a specific class and accounting expenses relating to a specific class of shares.

d)                                     Fee Waivers and Expense Reimbursements.  Notwithstanding the foregoing, the Distributor, the investment manager or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

4.                                       EXCHANGE PRIVILEGE.  Shares of a class of a Series may be exchanged only for shares of the same class of another Series, except as otherwise set forth in the Prospectus and SAI.

5.                                       TERMS AND TERMINATION.

a)                                      The Series.  This Plan shall become effective with respect to each Series on December 1, 2005, and shall continue in effect with respect to such Class A, Class B and Institutional Shares of each such Series until terminated in accordance with the provisions of Section 5(c) hereof.

b)                                     Additional Series or Classes.  This Plan shall become effective with respect to any class of shares of a Series other than Class A, Class B or Institutional and with respect to each additional Series or class thereof established by the Fund after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Series votes of a majority of both (i) the members of the Board of the Fund, as a whole, and (ii) the Non-Interested Directors, cast at a meeting held before the initial public offering of such additional Series or classes thereof), and shall continue in effect with respect to each such additional Series or class until terminated in accordance with provisions of Section 5(c) hereof.  An addendum setting forth such specific and different terms of such additional series or classes shall be attached to or made part of this Plan.

c)                                      Termination.  This Plan may be terminated at any time with respect to the Fund or any Series or class thereof, as the case may be, by vote of a majority of both the members of the Board of the Fund, as a whole, and the Non-Interested Directors.  The Plan may remain in effect with respect to any Series or class thereof even it if has been terminated in accordance with this Section 5(c) with respect to any other Series or class.

6.                                       SUBSEQUENT FUNDS.  The parties hereto intend that any open-end investment company established subsequent to the date set forth below for which EquiTrust Investment Management Services, Inc. or its successors and assigns acts as investment adviser (each a “Future Fund”), will be covered by the terms and conditions of this Plan, provided that the Board of such Future Fund as a whole, and the Non-Interested Directors of such Future Fund, after having been furnished and having evaluated information reasonably necessary to evaluate the Plan, have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of Series of such Future Fund individually, and each Series of such Future Fund and such Future Fund as a whole.

7.                                       AMENDMENTS.

a)                                      General.  Except as set forth below, any material amendment to this Plan affecting the Fund or Series or class thereof shall require the affirmative vote of a majority of both the members of the Board of the Fund, as a whole, and the Non-Interested Directors that the amendment is in the best interests of each class of each Series individually and each Series as a whole.

b)                                     Future Funds.  Any amendment to the Plan solely for the purpose of adding a Future Fund as a party hereto in accordance with Section 6, will not require any action by the Board of the Fund.

Dated:  November 6, 1997, as amended and restated on December 1, 2005